Exhibit 1.01

Neogen Corporation

Conflict Mineral Report

2021

Company Overview

Neogen Corporation develops, and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants. Neogen has expanded its global footprint with marketed products in the U.S., Canada, Mexico, Central America, Brazil, Argentina, Uruguay, Chile, the United Kingdom, the European Union, China, India and Australia, and by distributors throughout the rest of the world.

Description of Neogen’s Reasonable Country of Origin Inquiry and Due Diligence

Neogen has designed and implemented a conflict minerals compliance plan that is intended to comply with Rule 13p-1. Neogen, in accordance with the Organization for Economic Co-operation and Development (OECD), conducts a supply chain assessment based upon their established five-step framework:

1.	Establish strong company management systems;

a.	Continue to build and improve upon the internal conflict minerals team to help maintain Neogen’s policy, reporting requirements, and a sustainable process for the future.

2.	Identify and assess risk in the supply chain;

a.	Assess new suppliers via a supplier quality questionnaire to identify any potential conflict minerals in the supply chain;

b.	Survey those suppliers that have been identified by submitting the Responsible Minerals Initiative (RMI) Conflict Minerals Reporting Template (CMRT);

c.	Monitor Neogen’s ERP system, which now has inclusion for notification of a conflict mineral within the supply chain.

3.	Design and implement a strategy to respond to identified risks;

a.	Conduct a Reasonable Country of Origin Inquiry for suppliers who submit a CMRT;

b.	Maintain a conflict minerals risk management plan to alleviate supplier risk.

4.	Carry out independent third-party audit of supply chain due diligence;

a.

The Company does not have sufficient information to determine whether its products are free of 3TG that originate in the Democratic Republic of the Congo (DRC). Therefore, an independent private sector audit is not required at this time.

5.	Report annually on supply chain due diligence;

a.	Neogen files a Form SD with the SEC annually;

b.	Using our supply chain due diligence processes, the Company hopes to further develop transparency into our supply chain.

Results of Neogen’s RCOI and Due Diligence

After reviewing the submitted Conflict Minerals Reporting Template (CMRTs) from the surveyed suppliers, a review of Neogen’s products was performed. Through database driven reports of Neogen’s end products and the information provided by suppliers, we identified 4 companies that supplied us with 3TG products that were utilized during the 2021 calendar year. Despite having conducted a good faith reasonable country of origin inquiry and due diligence, Neogen was unable to determine the origin of the 3TG in their supply chain due to insufficient information returned from its suppliers. Neogen cannot exclude that 3TG are necessary to the functionality of certain products and must rely on third party suppliers to provide these components in our end products.

Independent Private Sector Audit

The Company does not have enough information to determine or identify the origin of Conflict Minerals reported by their suppliers for parts and/or components purchased during the 2021 calendar year. As such, an independent private sector audit is not required at this time.

Forward Looking Statements

This Conflict Minerals Report contains forward-looking statements, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. These statements include statements regards our goals for future improvements to our reasonable country of origin process and to mitigate the risk about the sourcing of our conflict minerals. All forward-looking statement involve risk and uncertainty. Risk that may cause these forward-looking statements to be inaccurate include: lack of cooperation or progress by our employees and suppliers, and our suppliers’ respective suppliers and smelters; or these plans may not be effective. In addition, you should also consider the important factors described in reports and documents that we file from time to time with the SEC. Except as required by law, we disclaim any obligation to update information contained in the forward-looking statement whether because of new information, future events, or otherwise.